Exhibit 99.1

NEWS

ANADARKO ANNOUNCES $2.5 BILLION SHARE-

REPURCHASE PROGRAM

EXPECTS 2018 CAPITAL PROGRAM WITHIN CASH FLOW

HOUSTON, Sept. 20, 2017—Anadarko Petroleum Corporation (NYSE: APC) today announced its board of directors has authorized a $2.5 billion share-repurchase program. The authorization extends through the end of 2018, and repurchases will be made in accordance with applicable securities laws from time to time in open market or private transactions, depending on market conditions, and may be discontinued at any time.

“We believe this is a very attractive use of our cash given the value of our assets and the highly accretive nature of this program,” said Al Walker, Anadarko Chairman, President and CEO. “At the current share price, this represents approximately 10 percent of the company’s outstanding common shares, and we will initially target $1 billion of share repurchases prior to year-end 2017.

“Separately, we want to highlight and reaffirm the guidance we have previously provided for the deepwater Gulf of Mexico (GOM), DJ and Delaware basin assets,” added Walker. “In the deepwater GOM, we continue to expect average production rates approaching 130,000 barrels of oil per day (BOPD) for the full-year 2017. In the Delaware and DJ basins, we are on track to deliver our combined projected exit rate of approximately 150,000 BOPD in 2017. Our ability to continue to meet previous targets is indicative of the quality of the company’s assets and the efforts of our organization to deliver strong performance, despite challenges from recent storms.

“Going forward, we will continue to demonstrate financial discipline with a focus on returns. Our 2018 upstream investment plan is anticipated to produce substantial free cash flow, assuming an average oil price of $50 per barrel, while total capital spending, including midstream investments, should be approximately break-even to discretionary cash flow from operations,” said Walker.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2016, the company had 1.72 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully complete the share repurchase program; to meet operating guidance and achieve the production levels identified in this news release; to efficiently identify and deploy capital resources; and to finalize the capital program for 2018. See “Risk Factors” in the company’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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Anadarko Contacts

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:

Robin Fielder, robin.fielder@anadarko.com, 832.636.1462

Andy Taylor, andy.taylor@anadarko.com, 832.636.3089

Pete Zagrzecki, pete.zagrzecki@anadarko.com, 832.636.7727